Exhibit 99.1

RP/HH Park Plaza, Limited Partnership

Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012 (With Independent Auditors’ Report Thereon)

RP/HH Park Plaza, Limited Partnership

Index

March 31, 2013 and 2012 (unaudited) and December 31, 2012

Page(s)

Independent Auditors’ Report	1

Financial Statements

Statements of Financial Position as of March 31, 2013 (unaudited) and December 31, 2012	2

Statements of Operations for the three months ended March 31, 2013 and 2012 (unaudited) and year ended December 31, 2012	3

Statements of Changes in Partners’ Capital for the three months ended March 31, 2013 (unaudited) and year ended December 31, 2012	4

Statements of Cash Flows for the three months ended March 31, 2013 and 2012 (unaudited) and year ended December 31, 2012	5

Notes to Financial Statements	6–12

Independent Auditors’ Report

The Partners

RP/HH Park Plaza, Limited Partnership:

We have audited the accompanying financial statements of RP/HH Park Plaza, Limited Partnership, which comprise the statement of financial position as of December 31, 2012, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of RP/HH Park Plaza, Limited Partnership as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
July 2, 2013

RP/HH Park Plaza, Limited Partnership

Statements of Financial Position

March 31, 2013 (unaudited) and December 31, 2012

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Investment in Hotel, net	$138,533,116	$138,259,059
Cash and cash equivalents	1,228,932	15,746,460
Restricted cash	9,584,363	395,013
Accounts receivable	2,882,817	1,578,009
Prepaid expenses and other assets	750,780	656,735
Deferred financing costs, net	1,931,792	—
Total assets	$154,911,800	$156,635,276
Liabilities and Partners’ Capital
Debt	$119,809,799	$—
Below market lease liability, net	992,353	1,034,330
Accounts payable and other liabilities	3,296,403	2,723,200
Asset retirement obligation	1,739,337	1,707,325
Accrued payroll and benefits	3,033,703	3,318,712
Accrued management fees	210,133	117,516
Deposits	1,379,570	1,147,610
Total liabilities	130,461,298	10,048,693
Partners’ capital	24,450,502	146,586,583
Total liabilities and partners’ capital	$154,911,800	$156,635,276

See accompanying notes to financial statements

RP/HH Park Plaza, Limited Partnership

Statements of Operations

For the Three Months ended March 31, 2013 and 2012 (unaudited) and Year ended December 31, 2012

	Three Months	Three Months	Year Ended
	Ended March 31,	Ended March 31,	December 31,
	2013	2012	2012
	(Unaudited)	(Unaudited)
Revenues
Rooms	$7,632,604	$8,186,187	$49,646,099
Food and beverage	2,571,012	2,404,180	13,440,337
Other income	356,250	453,013	2,147,796
Rental income	218,434	208,752	899,273
Total revenues	10,778,300	11,252,132	66,133,505
Expenses
Rooms	3,382,293	3,057,672	14,820,660
Food and beverage	2,216,562	2,287,935	10,025,905
Other operating departments	115,490	242,648	751,855
General and administrative	1,408,117	1,441,716	6,462,211
Sales and marketing	1,201,374	1,212,328	4,255,334
Utilities	683,043	686,475	2,602,920
Repairs and maintenance	1,004,328	995,250	3,924,562
Management fees	430,757	448,365	2,645,341
Property taxes and insurance	1,090,217	999,189	4,141,801
Interest	994,821	—	—
Depreciation	1,066,721	932,662	3,871,532
Accretion of asset retirement obligation	32,012	29,779	119,115
Total expenses	13,625,735	12,334,019	53,621,236
Net (loss) income	$(2,847,435)	$(1,081,887)	$12,512,269

See accompanying notes to financial statements

RP/HH Park Plaza, Limited Partnership

Statements of Changes in Partners’ Capital

For the Three Months ended March 31, 2013 (unaudited) and Year ended December 31, 2012

	RP Park	Park Plaza
	Plaza, L.L.C	Operating LP	Total

Balances at December 31, 2011	$136,870,599	$7,203,715	$144,074,314
Distributions	(9,500,000)	(500,000)	(10,000,000)
Net income	11,886,656	625,613	12,512,269
Balances at December 31, 2012	139,257,255	7,329,328	146,586,583
Net loss (unaudited)	(1,079,476)	(56,815)	(1,136,291)
Balances at January 21, 2013 (unaudited)	$138,177,779	$7,272,513	$145,450,292

	RP/HH Park	RP/HH Park
	Plaza Mezz, LP	Plaza GP, L.L.C.	Total

Balances at January 22, 2013 (unaudited)	$143,995,789	$1,454,503	$145,450,292
Distributions (unaudited)	(118,095,760)	(1,192,886)	(119,288,646)
Net loss (unaudited)	(1,694,033)	(17,111)	(1,711,144)
Balances at March 31, 2013 (unaudited)	$24,205,996	$244,506	$24,450,502

See accompanying notes to financial statements

RP/HH Park Plaza, Limited Partnership

Statements of Cash Flows

For the Three Months ended March 31, 2013 and 2012 (unaudited) and Year ended December 31, 2012

	Three Months	Three Months	Year Ended
	Ended March 31,	Ended March 31,	December 31,
	2013	2012	2012
	(unaudited)	(unaudited)

Cash flows from operating activities
Net (loss) income	$(2,847,435)	$(1,081,887)	$12,512,269
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Straight-line rent	(9,377)	(10,419)	(43,615)
Amortization of deferred financing costs	77,698	—	—
Depreciation	1,066,721	932,662	3,871,532
Amortization of below market lease liability	(41,977)	(41,977)	(167,907)
Accretion of asset retirement obligation	32,012	29,779	119,115
Changes in operating assets and liabilities:
Accounts receivable	(1,295,431)	96,026	151,147
Prepaid expenses and other assets	(94,045)	(148,772)	(167,550)
Accounts payable and other liabilities	573,203	(920,256)	(803,180)
Accrued payroll and benefits	(285,009)	(350,529)	40,822
Accrued management fees	92,617	66,104	(16,492)
Deposits	231,960	232,702	164,177
Net cash (used in) provided by operating activities	(2,499,063)	(1,196,567)	15,660,318

Cash flows from investing activities
Increase in restricted cash	(9,189,350)	(167)	(582)
Hotel improvements	(1,340,778)	(700,415)	(6,600,652)
Insurance proceeds	—	—	428,733
Net cash used in investing activities	(10,530,128)	(700,582)	(6,172,501)

Cash flows from financing activities
Proceeds from borrowing	120,000,000	—	—
Principal payments on debt	(190,201)	—	—
Payment of financing costs	(2,009,490)	—	—
Distributions	(119,288,646)	—	(10,000,000)
Net cash used in financing activities	(1,488,337)	—	(10,000,000)
Net change in cash and cash equivalents	(14,517,528)	(1,897,149)	(512,183)

Cash and cash equivalents
Beginning of period	15,746,460	16,258,643	16,258,643
End of period	$1,228,932	$14,361,494	$15,746,460

Supplemental disclosures:
Cash paid for interest	$557,586	$—	$—

Non-cash investing activities:
Non-cash change in additions to investment in Hotel included in accounts payable and other liabilities	$—	$—	$659,088

See accompanying notes to financial statements

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

1.         Organization

RP/HH Park Plaza, Limited Partnership (the “Partnership”) was formed by RP Park Plaza, L.L.C. and Park Plaza Operating LP with, respectively, a 95% and 5% ownership interest, on June 2, 2011, for the purpose of acquiring, owning and operating the 1,053-room Boston Park Plaza Hotel (the “Hotel”) located in Boston, Massachusetts.  The Hotel was purchased on June 2, 2011.

The Hotel is managed by Highgate Hotels, L.P., an affiliate of Park Plaza Operating LP.  The Hotel was under renovation, which extended into 2013, with a total estimated cost of renovation of approximately $9.4 million (unaudited).  The renovation was substantially complete in June of 2013.

In January 2013, the Partnership’s ownership organizational structure was changed in order to secure mezzanine debt.  This resulted in the Partnership being directly owned by RP/HH Park Plaza Mezz, LP and RP/HH Park Plaza GP, L.L.C. with, respectively, a 99% and 1% ownership interest in the Partnership.  RP/HH Park Plaza Mezz, LP that holds mezzanine debt that is secured by its investment interest in the Partnership, is owned by RP/HH Park Plaza Holdco, LP and RP/HH Park Plaza Mezz GP, L.L.C. with, respectively, a 99% and 1% ownership interest.  RP/HH Park Plaza Holdco, LP is owned by RP Park Plaza, L.L.C. and Park Plaza Operating LP with, respectively, a 95% and 5% ownership interest.  This ownership organizational structure change did not result in a change in control.

As discussed in Note 11, the Hotel was acquired by Boston 1927 Owner, L.L.C. (“Sunstone”) in 2013.

2.         Basis of Presentation

The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

The accompanying unaudited financial statements of the Partnership as of March 31, 2013 and for the three-month periods ended March 31, 2013 and 2012, have been prepared pursuant to the Securities and Exchange Commission rules and regulations.  All amounts included in the notes to the financial statements referring to March 31, 2013, and for the three-month periods ended March 31, 2013 and 2012 are unaudited.  The accompanying financial statements reflect, in the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial statements.  All adjustments are of a normal and recurring nature.

3.         Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses recognized during the reporting period.  Actual results could differ from those estimates.

Investment in Hotel

The Hotel building and improvements are recorded at cost and depreciated using the straight-line method over an estimated useful life of 40 years.  Furniture, fixtures and equipment are also recorded at cost and depreciated using the straight-line method over an estimated useful life of 5 years.

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

The Partnership periodically reviews the carrying value of the Hotel to determine if circumstances exist indicating that the carrying value cannot be recovered based on estimated future undiscounted cash flows, without interest charges, or that the depreciation periods should be modified.  If management determines that the carrying value cannot be recovered based on estimated future undiscounted cash flows, without interest charges, over the shorter of the Hotel’s estimated useful life or the expected holding period, an impairment loss would be recorded based on the estimated fair value of the Hotel.  No impairment loss with respect to the carrying value of the Hotel has been recorded in 2012 or the three-month periods ended March 31, 2013 and 2012.

Maintenance and repairs are charged to operations as incurred.  Major renewals and betterments with a useful life greater than one year are capitalized.  Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the related gain or loss is included in operations.

The Partnership capitalizes certain costs, such as property taxes, property insurance and interest related to major renovations and redevelopments.  The Partnership ceases capitalizing these costs when construction is substantially complete.  Such costs capitalized in 2012 were $13,963 of property taxes and $1,559 of insurance costs.  No such costs were capitalized for the three-month periods ended March 31, 2013 and 2012.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents.

Restricted Cash

Restricted cash as of December 31, 2012 consists of an escrow account which represents fifty percent (50%) of the cost of the vacation time vested and accrued as of the Hotel acquisition date by rehired employees who are union employees.  This vacation escrow account was released in March of 2013.  Restricted cash as of March 31, 2013 consists of escrow accounts for interest, taxes, capital expenditures, and cash receipts funded into a lender controlled lock box for the payment of operating expenses as required by the mortgage loan agreement discussed in Note 5.

Accounts Receivable

Accounts receivable consist of amounts due from guests or groups for rooms and services provided by the Hotel.  The Partnership maintains an allowance for doubtful accounts for estimated losses on uncollectible accounts receivable, if necessary.  At December 31, 2012 and March 31, 2013, there was no allowance for doubtful accounts.

Prepaid Expenses and Other Assets

Prepaid expenses of $506,331 and $605,963 at December 31, 2012 and March 31, 2013, respectively, primarily consist of advertising, deposits, insurance, contracts and licenses paid in advance.  Prepaid insurance, contracts and licenses are amortized over the related term of the respective agreements.  Other assets of $150,404 and $144,817 at December 31, 2012 and March 31, 2013, respectively, consist of hotel inventory.  Inventory, primarily consisting of food and beverages, is accounted for using the first-in, first-out method and is stated at lower of cost or market.

Deferred Financing Costs

Deferred financing costs were incurred in January 2013 in connection with the loan discussed in Note 5 and are amortized over the term of the related debt through the initial maturity date using the straight-line method, which approximates the effective interest method.  Amortization of deferred financing costs was $77,698 during 2013 and is included in interest expense in the statements of operations.  Accumulated amortization of deferred financing costs was $77,698 as of March 31, 2013.

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

Asset Retirement Obligation

The fair value of the asset retirement obligation discussed in Note 10 of $1,521,638 was recorded as a liability on a discounted basis when the Hotel was purchased on June 2, 2011 with an offsetting amount recorded as an addition to investment in Hotel.  The increase in the present value of the liability is reported as accretion expense over the estimated weighted-average life of the liability ($29,779 for the three-month period ended March 31, 2012; $119,115 for the year ended December 31, 2012 and $32,012 for the three-month period ended March 31, 2013).

Fair Value Measurements

In accordance with the authoritative guidance on fair value measurements and disclosures, the Partnership measures non-financial assets and liabilities subject to non-recurring measurement and financial assets and liabilities subject to recurring measurement based on a hierarchy that prioritizes inputs to valuation techniques used to measure the fair value.  Inputs used in determining fair value should be from the highest level available in the following hierarchy:

Level 1 —  Inputs based on quoted market prices in active markets for identical assets or liabilities that the reporting entity has the ability to access.

Level 2 —  Inputs based on quoted prices for similar assets or liabilities, quoted market prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 —  Inputs are unobservable for the asset or liability and typically based on an entity’s own assumptions as there is little, if any, related market activity.

Deposits

Deposits represent amounts received from guests to reserve rooms or services in advance and are recorded as revenue as the related rooms are utilized or services are performed.

Revenue Recognition

Rooms and food and beverage revenues are recognized as earned when rooms are occupied and as services are performed.  Rental income on retail leases is recognized as income using the straight-line method over the term of the lease agreement.  Other income is recognized as earned and consists primarily of telephone, internet, movies, cancellation fees, interest income and other miscellaneous fees and services.  Additionally, the Partnership collects sales, use, occupancy and similar taxes at the Hotel, which the Partnership presents on a net basis (excluded from revenues) in the statements of operations.

Advertising and Promotion Costs

The costs of advertising, promotional, sales and marketing programs are charged to operations when incurred and are included as sales and marketing expenses in the statements of operations.  Advertising, promotional, sales and marketing costs totaled approximately $1.2 million for the three-month period ended March 31, 2012; $4.3 million for the year ended December 31, 2012; and $1.2 million for the three-month period ended March 31, 2013.

Concentration of Credit Risk

The Partnership maintains cash and cash equivalents in accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation.  Management does not believe there is a significant credit risk associated with deposits in excess of federally insured amounts.

Allocation of Income or Loss

The Partnership’s net income or loss is allocated among the partners in proportion to their ownership interest pursuant to the terms of the partnership agreement.

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

Income Taxes

The Partnership is a limited partnership and is not subject to federal and state income taxes.  However, it must file informational tax returns and all taxable income or loss flows through to the partners in their individual tax returns.

In accordance with authoritative guidance on accounting for and disclosure of uncertainty in tax positions, the Partnership is required to determine whether a tax position for the three-month period ended March 31, 2013 and year ended December 31, 2012, is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  For tax positions meeting the more likely than not threshold, the tax liability recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

No amounts have been accrued for uncertain tax positions as of March 31, 2013 or December 31, 2012.  However, management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations, and interpretations thereof and other factors.  The Partnership does not have any unrecognized tax benefits as of March 31, 2013 or December 31, 2012 and does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.  Additionally, no interest or penalty related to uncertain taxes has been recognized in the accompanying financial statements.

The Partnership files tax returns as prescribed by the tax laws of the jurisdictions in which it operates.  In the normal course of business, the Partnership is subject to examination by federal, state and local jurisdictions, where applicable.  As of March 31, 2013 and December 31, 2012, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2011 forward.

4.                          Investment in Hotel

Investment in Hotel at March 31, 2013 and December 31, 2012 consists of the following:

	March 31,	December 31,
	2013	2012
	(unaudited)
Land	$25,165,000	$25,165,000
Building and improvements	113,059,848	111,397,245
Furniture, fixtures and equipment	7,137,031	6,754,103
Construction in progress	196,275	901,028
	145,558,154	144,217,376
Less: Accumulated depreciation	(7,025,038)	(5,958,317)
Investment in Hotel, net	$138,533,116	$138,259,059

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

5.                          Debt

In January 2013, the Partnership obtained a mortgage loan of $120,000,000 from Bank of America, N.A.  The mortgage loan is nonrecourse and is collateralized by the Hotel.  The mortgage loan bears interest at 4.402% and is scheduled to mature on February 1, 2018. The mortgage loan requires a monthly payment amount of $601,055, which began on March 1, 2013, which is computed on the basis of an amortization schedule for a loan having a principal amount equal to the original principal amount of the loan, an amortization period of 30 years and an annual interest rate of 4.402%.  Principal maturities on the mortgage loan as of March 31, 2013 for each of the next five years and thereafter are as follows:

Years ending December 31,	(unaudited)
2013	$1,439,744
2014	2,021,222
2015	2,113,300
2016	2,195,172
2017	2,309,576
Thereafter	109,730,785
$119,809,799

Interest incurred on the mortgage loan was $917,123 for the three months ended March 31, 2013.  As of March 31, 2013, interest accrued on the mortgage loan was $359,537 and is included in accounts payable and other liabilities in the statements of financial position.

6.                          Leases

The Partnership leases retail space (19,000 square feet) in the Hotel to certain merchants and leases two hotel suites to the former owner of the Hotel.  The leases are accounted for as operating leases under the authoritative guidance for leases and the retail leases have scheduled rent increases throughout the lease terms.  The retail leases have expiration dates ranging from 2013 to 2016 and the lease for the hotel suites expires in 2031.  Rental income earned from these leases for the year ended December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012 totaled $731,366, $176,457 and $166,775 of which $43,615, $9,377 and $10,419, respectively, was attributable to the straight line rent adjustment.  At December 31, 2012 the future minimum lease payments to be received by the Partnership on the operating leases were:

Years ending December 31,
2013	$576,475
2014	571,561
2015	454,416
2016	160,720
$1,763,172

7.                          Below Market Lease Liability

The value of the below market leases is reported separately on the statements of financial position and amortized to rental income on a straight-line basis over the remaining non-cancelable term of the leases.  The underlying leases which generated the below market lease liability mature between 2015 and 2031 and relate to two retail leases and the lease for two suites in the Hotel which are leased by the former owner of the Hotel.  Amortization of the below market lease liability for the year ended December 31, 2012 and for the three-month periods ended March 31, 2013 and

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

2012 was $167,907, $41,977 and $41,977, respectively.  Estimated amortization of the related intangible liability for the next five years and thereafter as of December 31, 2012 is as follows:

Years ending December 31,
2013	$167,907
2014	167,907
2015	141,786
2016	36,112
2017	36,112
Thereafter	484,506
$1,034,330

8.                          Related Party Transactions

The Hotel is managed by an entity related to one of its partners.  The hotel management agreement provides for a management fee equal to 4% of gross receipts, as defined by the agreement.  The fee is payable monthly.  The agreement expires June 2, 2022 with two automatic extensions of five years.  The agreement can be terminated without payment of a fee for failure to perform, sale of the Hotel, or an event of default.

Management fees of $2,645,341, $430,757 and $448,365 were incurred for the year ended December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012, respectively, of which $117,516 and $210,133 was accrued as of December 31, 2012 and March 31, 2013, respectively.

The Partnership is to pay a development management fee to an entity related to one of its partners at a rate of 4% of capital improvements made to the Hotel, as defined by the agreement.  Development management fees of $244,146, $66,966 and $28,505 were incurred and capitalized during the year ended December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012, respectively, of which $31,190 of development management fees were accrued as of December 31, 2012.

9.                            Fair Value of Financial Instruments

Disclosures about fair value of our financial instruments are based on pertinent information available to management as of December 31, 2012.

The carrying values of the Partnership’s cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximated fair values at December 31, 2012 due to the relatively short maturity of these instruments.

RP/HH Park Plaza, Limited Partnership

Notes to Financial Statements

Three Months ended March 31, 2013 and 2012 (unaudited) and December 31, 2012

10.                   Commitments and Contingencies

The Partnership is subject to environmental regulations related to the ownership, management, development and acquisition of real estate. The Partnership determined at the time of acquisition that the building contained asbestos, but that the asbestos is sufficiently contained.  The Partnership recorded a liability at acquisition of $1,521,638 which is the present value of the estimated future cost to remove the asbestos of $16,084,194.  The liability will be accreted over 32 years, the estimated weighted-average life of the liability, to arrive at the estimated future cost.  Accretion expense of $119,115, $32,012 and $29,779 was recorded during the year ended December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012, respectively.  The Partnership is not aware of any other environmental conditions that are likely to have a material adverse effect on its financial position.

From time to time, the Partnership may be involved as a party in various legal proceedings, both as plaintiff and defendant.  Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters.  As of the date of the financial statements, there were no threatened or pending legal matters of which management was aware which would, in the opinion of management and legal counsel, have a material impact on the Partnership’s results of operations, financial position or cash flows.

11.      Subsequent Events

The Partnership has performed an evaluation of subsequent events through July 2, 2013 (which is the date the financial statements were available to be issued) and the results of this evaluation are appropriately reflected in these financial statements.

On July 2, 2013 the Hotel was acquired by Sunstone for a contractual purchase price of $250,000,000, which includes assumption of the mortgage loan of $120,000,000 discussed in Note 5. The assumed mortgage loan had an unpaid principal balance of approximately $119,200,000 at the time of acquisition. The Hotel will continue to be managed by Highgate Hotels, L.P.